Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement to be filed by VitroTech Corporation on Form S-8 of our report, dated April 9, 2004, relating to the financial statements of VitroTech Corporation (formerly known as Star Computing Limited), which report appears in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2003, and our reports, dated April 16, 2004, relating to the financial statements of the Division of Hi-Tech Environmental Products, LLC and VitroTech Corporation (a Delaware corporation), which reports appear in the Company's Current Report on Form 8-K dated February 3, 2004, as amended on May 3, 2004.




/s/ Stonefield Josephson, Inc.
-----------------------------
Certified Public Accountants
Santa Monica, California
July 28, 2004


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